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                                                                    EXHIBIT 4.34

THIS SPONSORS' AGREEMENT is made on 31 March 2003

BETWEEN:

MARCONI PLC, whose registered office is at New Century Park, P.O. Box 53, Coventry, Warwickshire CV3 1HJ (PLC);

MARCONI CORPORATION PLC, whose registered office is at New Century Park, P.O. Box 53, Coventry, Warwickshire CV3 1JH (the COMPANY);

LAZARD BROTHERS & CO., LIMITED of 21 Moorfields, London EC2P 2HT (LAZARD); and

MORGAN STANLEY & CO. LIMITED of 25 Cabot Square, London E14 4QA (MORGAN STANLEY and together with Lazard, the JOINT SPONSORS).

WHEREAS:

(A) The Company is a corporation organised under the laws of England and Wales. The Company and PLC are proposing to restructure their financial indebtedness (and certain other obligations) pursuant to the arrangements described in the Schemes Document and the Prospectus (the RESTRUCTURING).

(B) Application has been made to the UK Listing Authority to admit all of the Ordinary Shares (to be issued in connection with the Corp Scheme), the Notes and the Warrants to the Official List and to the London Stock Exchange to admit those Ordinary Shares, Notes and Warrants to trading on its market for listed securities. The Joint Sponsors have been appointed by the Company and have agreed to act as joint sponsors in connection with the application for Listing and as the Company's joint nominated representatives in connection with the application for Admission to Trading.

(C) The Company proposes to issue Ordinary Shares, Notes and Warrants pursuant to the arrangements described in the Schemes Document, the Prospectus and this Agreement. Upon Admission, it is expected that the Company will have issued:

         (i)      1 billion Ordinary Shares;

         (ii)     the Euro equivalent of L450 million Senior Secured Notes due
                  2008;

         (iii)    the US$ equivalent of the aggregate of (1) US$300 million and
                  (2) L117.27 million of Junior Secured Notes due 2008; and

         (iv)     Warrants in respect of up to 50 million Ordinary Shares.

(D) The Court ordered the calling of meetings of creditors of PLC and Corp on 24 March 2003 and it is expected that the Schemes Document will be posted to creditors of the Company and PLC on the date hereof. It is expected that the Schemes will become effective on or around 19 May 2003.

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(E)      It is expected that the Prospectus will be formally approved by the UK
Listing Authority and published on the date hereof and that a letter from the Chairman of PLC to PLC shareholders will be posted to shareholders of PLC shortly thereafter. It is expected that the Ordinary Shares, Notes and Warrants will be admitted to the Official List and admitted to trading on the market for listed securities of the London Stock Exchange on or around 19 May 2003.

NOW IT IS HEREBY AGREED as follows:

1.       DEFINITIONS AND INTERPRETATION

1.1 This Agreement (and the Recitals and Schedules to it) is to be construed and interpreted in accordance with Schedule 1.

1.2 The Recitals and Schedules to this Agreement are to have effect as parts of this Agreement.

2.       APPOINTMENTS

2.1 Subject to Clause 10.2, the Company hereby confirms the exclusive appointment of Lazard and Morgan Stanley as joint sponsors in connection with the proposed admission of the Ordinary Shares, Notes and Warrants to the Official List and as the Company's nominated representatives in connection with its application for Admission to Trading and each of Lazard and Morgan Stanley hereby accept such appointment on the terms set out in this Agreement. PLC hereby confirms the appointment of Lazard and Morgan Stanley as joint sponsors for the purpose solely of the PLC Shareholders Letter and the application to the UKLA for waiver of the requirement for a vote of the shareholders of PLC in relation to the Restructuring and each of Lazard and Morgan Stanley accept such appointment on the terms set out in this Agreement.

2.2 The appointments in Clause 2.1 give the Joint Sponsors all powers, authorities and discretions which are necessary for, or reasonably incidental to, the performance of their functions as sponsors provided that the Joint Sponsors will, where reasonably practicable, consult with the Company and PLC before making any commitment on behalf of the Company or PLC (as the case may be) that is material in the context of this Agreement. The Company (and, if relevant, PLC) shall ratify and confirm all actions which the Joint Sponsors lawfully take in good faith pursuant to this appointment.

2.3 Without limitation to the Joint Sponsors' obligations under this Agreement, each of the Company and PLC acknowledges that each of Lazard's and Morgan Stanley's obligations under the Listing Rules as sponsor are owed solely to the UK Listing Authority and that their agreement to act as sponsor does not extend any duties or obligations to anyone else including any of the parties to this Agreement.

2.4 Each of the Joint Sponsors' power to appoint sub-agents or delegate the exercise of any of its powers is subject to the consent of the Company or PLC (as the case may be) in writing except that such consent is not required where such appointment or delegation is made in respect of or to an Indemnified Person or

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adviser of the Joint Sponsors or any other person who is, in the reasonable opinion of the Joint Sponsors, capable of competently performing the services in question. The Company hereby consents to the appointment of Cazenove & Co. Ltd as the Joint Sponsors' agent under paragraph 2.23 of the Listing Rules to discharge on behalf of the Joint Sponsors the services set out or referred to in paragraph 2.21 of the Listing Rules.

2.5 Each of the Company and PLC agrees and acknowledges that, notwithstanding their appointment pursuant to this Agreement, the Joint Sponsors have, prior to the date of this Agreement and in anticipation of the proposed Admission and the Restructuring proceeding, performed the obligations of sponsor and nominated representative as if they had been so appointed. Accordingly, each of the Company and PLC agrees that the provisions of this Agreement shall apply in respect of the Joint Sponsors' performance of those obligations whether before or after the date of this Agreement.

3.       ADMISSION AND APPROVAL

3.1      The Company:

(a) confirms that application has been made to the UK Listing Authority for Listing;

(b) confirms that application has been made to the London Stock Exchange for Admission to Trading;

(c) confirms that application has been made to CRESTCo Limited to admit the Ordinary Shares (to be issued in connection with the Corp Scheme), the Notes and the Warrants as participating securities within CREST; and

(d) shall use all reasonable endeavours to ensure that Admission becomes effective and that the Ordinary Shares (to be issued in connection with the Corp Scheme), the Notes and the Warrants are admitted as participating securities within CREST not later than 8.00 a.m. on 19 May 2003 or such later date as the Joint Sponsors and the Company may agree.

3.2 Each of the Company and PLC undertakes to the Joint Sponsors that it will at any time before or after the date of Admission execute or procure to be executed all such deeds and documents, to provide or procure to be provided all such information and assistance and to do or procure to be done all such things as it shall have the right or power to provide or procure to be provided or to do or procure to be done (a) as may be reasonably required by the Joint Sponsors to enable the Joint Sponsors to discharge their obligations under this Agreement or pursuant to or in connection with Admission or (b) as may be required by, or necessary to comply with the requirements of, the Listing Rules, the Admission and Disclosure Standards, the UK Listing Authority, the London Stock Exchange, the Companies Court or any applicable law or regulation for the purposes of, or in connection with, the Schemes or Admission.

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3.3      Nothing in Clauses 3.1 or 3.2 shall impose any obligation on the
Company to proceed with the Restructuring or Admission.

3.4 The Company and PLC shall supply all such information, give all such undertakings, pay all such fees and execute all such deeds and documents as may be required by CRESTCo in connection with the admission of the Ordinary Shares, Notes and Warrants as participating securities within CREST.

3.5 Subject to the UK Listing Authority having approved the Prospectus, the Company shall ensure that on or before 2 p.m. on 31 March 2003 (or such later time and date as the Company and the Joint Sponsors may agree):

(a) one copy of the Prospectus is delivered to the Registrar of Companies in London for registration pursuant to section 83 of the FSMA; and

(b) the Prospectus is published in accordance with paragraph 8.4 of the Listing Rules.

4.       DELIVERY OF DOCUMENTS

4.1 The Company and PLC shall procure that there are delivered to the Joint Sponsors the documents specified in Schedule 2 at the times specified in
Schedule 2 and, as soon as reasonably practicable following the making of a request in writing therefore by either of the Joint Sponsors to the Company or PLC, the Company or PLC (as the case may be) shall deliver to the Joint Sponsors all such further information and documents (including any executed documents) as the Joint Sponsors may reasonably require for the purpose of fulfilling their obligations under this Agreement or as may be necessary to comply with the requirements of the UK Listing Authority, London Stock Exchange or any other regulatory body in connection with any matter contemplated by the Schemes Document, the Prospectus or this Agreement.

4.2 The Joint Sponsors are hereby authorised and undertake to deliver any such information or document to the London Stock Exchange, the UK Listing Authority or any other regulatory body if and to the extent required in connection with Admission.

4.3 The Company and PLC shall promptly provide to the Joint Sponsors as many copies of the Schemes Document and the Prospectus and any supplements or amendments thereto as the Joint Sponsors may reasonably request.

5.       UNDERTAKINGS OF THE COMPANY PLC AND THE JOINT SPONSORS

5.1 The provisions of Schedule 3 to this Agreement shall have effect on and from the date of this Agreement.

5.2 Each of the Joint Sponsors hereby severally undertakes to the Company not to distribute copies of the Listing Documents or the Schemes Document outside of the United Kingdom, except that such distribution will be permitted to sophisticated investors which are existing clients of one of the Joint Sponsors in accordance with such requirements, practices and guidelines as are customarily complied with by

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international investment banks in the distribution of similar documentation (or otherwise as agreed with the Company or PLC).

6.       FEES, COSTS AND EXPENSES

6.1 The parties agree that the Company and PLC shall be jointly and severally liable for all fees payable under the terms of the Engagement Letters in connection with Admission.

6.2 Irrespective of whether Admission occurs or whether this Agreement is terminated, the Company and PLC undertake to pay or cause to be paid (with, in each case, any related VAT in accordance with Clause 6.5) all costs, charges, Taxes, fees and expenses of, in connection with, or incidental to, the Restructuring, the Schemes or Admission and the arrangements referred to in or contemplated by the Schemes Document or the Prospectus or this Agreement, including (without limitation):

(a) all fees, costs and expenses incurred in connection with Admission and the Schemes and implementation of the Restructuring generally (including registration, listing and court filing fees and expenses) and the admission of the Ordinary Shares, Notes and Warrants as participating securities within CREST;

(b) all costs and expenses payable in connection with the preparation of each of the Schemes Document, the PLC Shareholders Letter and the Listing Documents and all other expenses in connection with the preparation, printing, filing and posting of the Schemes Document, the PLC Shareholders Letter and the Listing Documents;

(c) the cost of preparing or producing this Agreement and any other documents in connection with the Schemes and/or Admission and/or the arrangements contemplated by the Schemes Document, the Prospectus or this Agreement;

(d) the costs and expenses relating to any road shows, presentations or meetings (including to or with analysts, institutional shareholders or the press);

(e)      fees and expenses payable to the Registrar;

(f) the costs of delivery and distribution of the Ordinary Shares, Notes and Warrants to the persons who will receive them pursuant to the Schemes or the Restructuring (including any shareholders of PLC) (including any transfer of Ordinary Shares, Notes or Warrants prior to distribution under the Schemes and cancellation of the Bonds);

(g) all printing, public relations and advertising expenses, courier, postage and telecommunications expenses;

(h) all its legal, accountancy, valuation, actuarial, insurance, environmental and other professional fees and expenses; and

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(i)      all other costs and expenses incurred by the Company or PLC in connection with the performance of the Company's or PLC's obligations under this Agreement.

6.3 The Company and PLC undertake, promptly upon request by the Joint Sponsors, to reimburse to the Joint Sponsors:

(a) all reasonable travel and other out-of-pocket expenses incurred by the Joint Sponsors (including, without limitation, the fees and expenses of the Joint Sponsors' legal advisers) in connection with the Admission and the arrangements referred to in, or contemplated by the Listing Documents or this Agreement; and

(b) the amount of any costs, charges, fees and expenses payable by the Company and PLC under Clause 6.2 which the Joint Sponsors may have paid or incurred.

The Joint Sponsors undertake to use reasonable endeavours to comply with the travel and expenses policies of the Company applicable to senior executives of which they have been notified in writing. For the avoidance of doubt, the Company confirms that it has already approved the appointment of and payment of fees and expenses to the Joint Sponsors' legal advisers.

6.4 Notwithstanding Clauses 6.1 to 6.3 (inclusive) the Joint Sponsors will, in relation to any third party expense under Clause 6.2 to be commissioned by either of them in connection with Admission and Listing and payable by the Company, obtain quotes and estimates from any relevant third party and will obtain the approval of the Company prior to commissioning such expense.

6.5 Where a sum is payable under this Agreement to the Joint Sponsors, the Company or PLC will, in addition, pay, in respect of VAT:

(a) where the payment (or any part of it) constitutes the consideration (or any part thereof) for any supply of services made or treated as made by either of the Joint Sponsors to the Company or PLC, such amount as equals any VAT properly payable in respect of such supply against presentation of a VAT invoice issued by the relevant Joint Sponsor to the Company or PLC, as appropriate; and

(b) where the payment is to reimburse the Joint Sponsors for any cost, charge or expense incurred by either of them (except where the payment falls within (c) below) such amount in respect of VAT charged to or incurred by such Joint Sponsor in respect of the relevant cost, charge or expense which gives rise to or is reflected in the payment and which such Joint Sponsor certifies in writing to the Company or PLC, as appropriate, is not recoverable by it by repayment or credit (such certificate to be conclusive in the absence of manifest error); and

(c) where the payment is in respect of costs or expenses incurred by the Joint Sponsors as agents for the Company or PLC (except in circumstances where

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         the treatment in section 47(3) Value Added Tax Act 1994 is applied), such amount as equals the amount included in the costs or expenses in respect of VAT provided that in such case the Joint Sponsors shall use reasonable endeavours to procure that the actual supplier of the goods or services which the Joint Sponsors received as agent issues a valid VAT invoice directly to the Company or PLC (as relevant).

6.6      The parties agree that the Joint Sponsors shall not be liable for

(a) any Tax (other than stamp duty or stamp duty reserve tax) which is or may be required to be paid under the laws of the United Kingdom or any other jurisdiction or by any Tax authority thereof; and

(b) all and any ad valorem stamp duty, stamp duty reserve tax, documentary or registration duties or taxes (including any interest and penalties thereon) payable in connection with the creation, issue and initial delivery of the Notes, Ordinary Shares, ADRs and Warrants, including any such duty or tax, which arises in respect of any transfer, or acquisition of, or agreement to transfer or acquire the Notes, Ordinary Shares and Warrants or the cancellation of the Bonds, as contemplated by, or effected to implement, the Schemes and the execution and delivery of this Agreement.

7.       REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE COMPANY AND PLC

7.1 The Company and PLC undertake to the Joint Sponsors in the terms of the Undertakings set out in Schedule 3 and represent and warrant to the Joint Sponsors in the terms of the Warranties set out in Schedule 4.

7.2 The Warranties are given as at the date of this Agreement and (unless inconsistent with the words of the Warranty itself) shall be deemed to be repeated and given as at and on the day of publication of any supplementary Prospectus and on the day of Admission by reference to the facts and circumstances then existing.

7.3 If, at any time prior to Admission, either of the Joint Sponsors becomes aware that any of the Warranties was, is, has become or is reasonably likely to become, untrue, inaccurate or misleading in any respect which, in the Joint Sponsors' reasonable opinion, is material in the context of Admission or the Schemes, the Joint Sponsors may (without prejudice to their right to terminate this Agreement pursuant to Clause 10) require the Company and/or PLC at the Company's and/or PLC's expense to make any necessary amendment, update or supplement to the Schemes Document and/or the Prospectus to correct such untruth, inaccuracy or misleading statement (such amendment, update or supplement to be in a form approved by the Joint Sponsors solely for the purposes of their obligations as sponsors (such approval not to be unreasonably withheld or delayed)) and/or require the Company and/or PLC at their own expense to make such announcements and/or despatch such communications and/or take such other steps as the Joint Sponsors reasonably consider necessary or desirable in connection with the untruth, inaccuracy or misleading nature of the representation, warranty or undertaking concerned.

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8.       EXCLUSIONS OF LIABILITY

8.1 No claim shall be made by the Company or PLC or by any director of such body corporate or any of their respective subsidiary undertakings or associates or by any director of such body corporate and the Company and PLC shall use reasonable endeavours to ensure that no officer, employee or agent of any such body corporate makes any claim, against either of the Joint Sponsors, any holding company of either of the Joint Sponsors, any subsidiary undertaking of either of the Joint Sponsors or of any such holding company, or any of their respective associates, or any of the directors, partners, officers, employees, agents or advisers of any such person (each of the foregoing, an INDEMNIFIED PERSON) to recover any loss, damage, cost, charge or expense which the Company or PLC or any of their respective subsidiary undertakings or associates or, as the case may be, any director, officer, employee or agent of any such body corporate may suffer or incur and which arises out of the carrying out by any Indemnified Person of obligations or services in connection with this Agreement or any other agreements relating to the Restructuring, the Schemes or Admission or in connection with the Restructuring, the Schemes or Admission or otherwise in connection with the despatch of the Schemes Document or the Listing Documents or the fact that the Schemes Document or the Listing Documents are untrue, inaccurate or misleading in any material respect or do not contain all facts material to a potential acquiror of the Ordinary Shares, Notes or Warrants except, in each case, to the extent only that the loss, damage, cost, charge or expense arises (otherwise than in connection with the matters referred to in Clause 9.1(b), (d), (e), (f) and (g) and otherwise than as a result of a payment made or an obligation or liability to make payment arising under Clause 9) primarily from (i) any conduct, action or omission comprising negligence or wilful default of the relevant Indemnified Person or (ii) the negligent failure by that Indemnified Person to comply with its obligations under this Agreement in any material respect.

8.2 Notwithstanding any rights or claims which the Company or PLC may have or assert against the Joint Sponsors in connection with this Agreement, the Restructuring, the Schemes, Admission or any of the other arrangements contemplated by the Schemes Document, Prospectus, PLC Shareholders Letter or this Agreement, no claim will be brought by the Company or PLC or any of their respective subsidiary undertakings or associates, and the Company and PLC shall use reasonable endeavours to ensure that no director, officer, employee or agent of any such body corporate makes any claim, against any director, partner, officer, employee or agent of the Joint Sponsors in respect of any conduct, action or omission by the individual concerned in connection with this Agreement, the Restructuring, the Schemes or Admission or any of the other transactions contemplated by the Schemes Document, the Prospectus or this Agreement.

9.       INDEMNITIES

9.1 Each of the Company and PLC jointly and severally agrees and undertakes to the Joint Sponsors to indemnify each Indemnified Person against all or any claims (whether or not successful, compromised or settled), actions, liabilities, demands, investigations, proceedings or judgments (each a CLAIM) asserted or established against that Indemnified Person in any jurisdiction by any person whatsoever and

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against all losses, costs, penalties, charges or expenses (including legal fees)
and Taxes (other than corporation tax incurred by the Indemnified Person on its actual net income or profits arising in respect of fees paid to such Indemnified Person pursuant to any of the Engagement Letters) (each an EXPENSE) which that Indemnified Person may suffer or incur (including, but not limited to, all Expenses suffered or incurred in disputing any Claim and/or in establishing a right to be indemnified pursuant to this Clause 9.1 and/or in seeking advice regarding any Claim or in any way related to or in connection with this indemnity) if the Claim or Expense arises, directly or indirectly, under, out of, or is connected with anything done or omitted to be done by any person (including that Indemnified Person) in connection with the Restructuring, the Schemes or Admission or the arrangements contemplated by the Restructuring Agreement, the Schemes Document or the Prospectus or this Agreement, including but not limited to:

(a) the provision of the Joint Sponsors' services under this Agreement and the performance by the Joint Sponsors or any other Indemnified Person on their behalf of their obligations under this Agreement; and/or

(b) the Schemes Document or Listing Documents or any of them not containing, or being alleged not to contain or not fairly to present, all information required by law or regulation to be contained therein or any statement therein being or being alleged to be in any respect untrue, inaccurate, incomplete, misleading or not based on reasonable grounds; and/or

(c) the distribution, issue or approval in any jurisdiction of the Schemes Document or Listing Documents or any of them or other documents or materials in connection with the Schemes or Admission (including the issue or approval for the purpose of section 21 of the FSMA of any financial promotion); and/or

(d) any breach or alleged breach by the Company or PLC of any of their obligations (including the Warranties) in this Agreement or any other agreement to be entered into by the Company and/or PLC in connection with the Schemes, Admission or the arrangements contemplated by the Schemes Document, the Prospectus or this Agreement; and/or

(e) any failure or alleged failure by the Company or PLC or any of their respective agents, employees or advisers to comply with the FSMA, the Companies Act, the Listing Rules, the Rules or the Admission and Disclosure Standards or any other legal or regulatory requirements in any jurisdiction in relation to the Restructuring, the Schemes or the arrangements contemplated by the Schemes Document, the proposed listing of the Ordinary Shares, Notes and Warrants on the Official List of the UK Listing Authority and Admission to Trading on the London Stock Exchange; and/or

(f) the issue or distribution of cash, Ordinary Shares, Notes or Warrants pursuant to the Schemes or the Restructuring; and/or,

(g) in the case of PLC only, the PLC Shareholders Letter containing, or being alleged not to contain or not fairly to present, all information required by law

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         or regulation to be contained therein or any statement therein being or being alleged to be in any respect untrue, inaccurate, incomplete, misleading or not based on reasonable grounds,

provided that an Indemnified Person shall not be entitled to any indemnity under Clause 9.1(a) or (c) in relation to any Claim or Expense to the extent that the Claim or Expense concerned results primarily from (i) the negligence or wilful default of the relevant Indemnified Person or (ii) the negligent failure by that Indemnified Person to comply with its obligations under this Agreement in any material respect.

9.2

(a)      Each Indemnified Person shall notify the Company (and, if relevant,
         PLC) as soon as reasonably practicable of any Claim asserted or established against it, and shall keep the Company (and, if relevant, PLC) reasonably informed of progress in respect of any such Claim, including steps proposed to be taken to defend any related proceedings, and shall, to the extent reasonably practicable, consult with the Company (and, if relevant, PLC) as to any such Claim, proceedings or steps. Any failure to notify the Company (and, if relevant, PLC), to keep the Company (and, if relevant, PLC) informed or to consult with the Company (and, if relevant, PLC) as aforesaid shall not relieve the Company (or PLC) of any obligations under this Agreement and shall not relieve the Company (or PLC) from any other obligation or liability that the Company (or PLC) may have to any Indemnified Person otherwise than under this Agreement.

(b) The Company and PLC shall not, without the prior written consent of the Indemnified Person (such consent not to be unreasonably withheld or delayed), admit any liability in respect of, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Claim in respect of which any Indemnified Person is or could reasonably have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement or other action includes an unconditional release of such Indemnified Person from all liability in relation to such Claim.

(c) Each Indemnified Person shall not, without the prior written consent of the Company and PLC (such consent not to be unreasonably withheld or delayed), admit liability in respect of, settle, compromise, consent to the entry of any judgement in or otherwise seek to terminate any pending or threatened Claim in respect of which indemnity or contribution will be sought hereunder.

9.3 The Company shall promptly notify the Joint Sponsors of any limitation, restriction or exclusion (whenever arising) on the extent to which the Company, PLC and/or any of their respective subsidiary undertakings or associates may claim against any third party or parties and/or of any waiver or release of any right of the Company, PLC or any of their subsidiary undertakings or associates to so claim (each a LIMITATION) in respect of anything which may arise, directly or indirectly, out of or is based upon or is in connection with the Schemes, Admission or the subject matter of the obligations or services to be performed under this Agreement or in connection

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with the Schemes or Admission by the Joint Sponsors or on their behalf. Without prejudice to the rights of any Indemnified Person under the other provisions of this Clause 9, where any damage or loss is suffered by the Company or PLC for which any Indemnified Person would otherwise be jointly and severally liable with any third party or third parties to the Company or PLC or any of their respective subsidiary undertakings or associates, the extent to which such loss will be recoverable from the Indemnified Person shall be limited so as to be in proportion to the contribution of the Indemnified Person to the overall fault for such damage or loss, as agreed between the parties, or, in the absence of agreement, as finally determined by a court of competent jurisdiction but, in any event, the Indemnified Person shall have no greater liability than if the Limitation did not apply.

9.4 The degree to which any Indemnified Person shall be entitled to rely on the work of any adviser to the Company or PLC or any other third party will be unaffected by any Limitation (as defined in Clause 9.3) which the Company or PLC may have agreed with the third party.

9.5 Each Indemnified Person will have the right under the Contracts (Rights of Third Parties) Act 1999, to enforce its rights against the Company under Clause 9, provided that, save to the extent notified in writing by Lazard to any Lazard Indemnified Person or by Morgan Stanley to any Morgan Stanley Indemnified Person, Lazard and Morgan Stanley (without obligation) will have the sole conduct of any action on behalf of any Lazard Indemnified Person or Morgan Stanley Indemnified Person (as the case may be) indemnified pursuant to this Clause 9. The Joint Sponsors will have no responsibility to any person who is not a party to this Agreement under or as a result of this Agreement. The consent of any person who is not a party to this Agreement shall not be required for the amendment or termination of it.

9.6 Nothing in this Agreement shall be taken to exclude or restrict any duty or liability to the Company or PLC which the Joint Sponsors may have and which cannot be excluded under the FSMA or under the regulatory system.

9.7 Without prejudice to any other rights of an Indemnified Person, the indemnity provided in Clause 9.1 shall not apply to any Expense or Claim to the extent that it (a) arises from the acquisition by such Indemnified Person of Ordinary Shares, Notes or Warrants or other securities or derivatives referenced to Ordinary Shares or (b) relates to the value of time spent by such Indemnified Person in connection with the defence of any Claim.

10.      TERMINATION

10.1     If at any time before Admission:

(a) it shall come to the notice of either of the Joint Sponsors that any statement contained in either the Schemes Document or any Listing Document is or has become untrue, incorrect or misleading in any material respect, or any matter has arisen, which would, if Admission occurred at that time, constitute a material omission from the Schemes Document or Listing Documents, or any

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         of them, and which the Joint Sponsors consider to be material in the context of Admission; or

(b) any of the Warranties given by the Company or PLC is not, or has ceased to be, true and accurate in all material respects by reference to the facts and circumstances subsisting at that time or that a matter has arisen which might reasonably be expected to give rise to a claim under Clause 9 and which, in any such case, the Joint Sponsors consider to be material in the context of Admission; or

(c) the Company or PLC have not complied or cannot comply in all material respects with their obligations under this Agreement or otherwise relating to Admission; or

(d)      Admission does not occur prior to 19 June 2003; or

(e)      the Interim Security is enforced; or

(f) the Corp Scheme is not approved by the requisite number of creditors at a Meeting; or

(g)      the High Court refuses to sanction the Corp Scheme; or

(h) if the Joint Sponsors jointly agree on reasonable grounds that one or more of the conditions to the Corp Scheme becoming effective has become incapable of being satisfied,

each of the Joint Sponsors may, in its absolute discretion, by notice in writing given to the Company, terminate this Agreement, except to the extent specified in Clause 10.4. Where practicable, prior to giving such notice, the relevant Joint Sponsor will consult with the Company but a failure to do so will not invalidate any notice given under this Clause 10.1. Termination of this Agreement by one Joint Sponsor shall not terminate the Agreement to the extent it concerns the other Joint Sponsor, whose rights and obligations under this Agreement shall be unaffected by such termination.

10.2 The Company may terminate this Agreement in respect of any Joint Sponsor at any time before Admission and shall be entitled to replace or substitute any Joint Sponsor in respect of whom this Agreement is terminated.

10.3 A Joint Sponsor shall be entitled, at any time following termination of this Agreement in respect of itself, on behalf of the Company to withdraw any application to the UK Listing Authority and/or to the London Stock Exchange for Admission (but provided that, to the extent any such application can be varied so that the Joint Sponsor is removed, without any continuing obligation, from the application, the application will not be so withdrawn but will be varied accordingly) and to require the Company to make (or, failing which, the Joint Sponsors will itself be entitled to make) an announcement of such withdrawal.

10.4 The termination of this Agreement (save to the extent specified in this Clause 10.4) pursuant to Clause 10.1 or Clause 10.2 shall be without prejudice to:

(a) any claim in respect of a breach of this Agreement prior to the termination save to the extent that such breaches have been remedied or waived to the satisfaction of the Joint Sponsors;

(b) the provisions of Clauses 1 and 6 to 16 (inclusive), which will continue to apply; and

(c)      for the avoidance of doubt, the provisions of the Engagement Letters.

11.      WITHHOLDING AND GROSSING-UP

11.1 All sums payable to the Joint Sponsors or any other Indemnified Person (for the purposes of this Clause 11 only, each a PAYEE) under this Agreement shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event the Company or PLC (as relevant) shall pay such additional amount as shall be required to ensure that the net amount received by the payee will equal the full amount which would have been received by it had no such deduction or withholding been made.

11.2 If the United Kingdom Inland Revenue, the United States Internal Revenue Service or any other Tax authority brings into charge to Tax (or into any computation of income, profit or gains for the purposes of any charge to
Tax) any sum payable to a payee under this Agreement or any sum withheld in accordance with Clause 11.1 from any payment made to such a person under this Agreement (other than, in either case, to the extent that any sum due under Clause 6 is due in respect of a payment which is allowable to Lazard or Morgan Stanley or the relevant Indemnified Person (as the case may be) as a deduction for tax purposes against income, profit or gains arising in the same accounting period as that in which the payment was made or accrued) the Company or PLC (as relevant) shall pay such additional amount as shall be required to ensure that the total amount received by the payee, less the Tax chargeable thereon (or that would be so chargeable but for the availability of relief in respect of that charge to Tax), is equal to the amount that would otherwise be so received (additional payments being made on demand of the payee).

11.3 If and to the extent that a payee receives an additional amount under Clause 11.1 and the payee receives and retains the benefit of a refund of Tax or credit against Tax on its overall net income which is identified by the payee as attributable to the Tax that was withheld or deducted, then the payee shall reimburse to the Company or PLC (as relevant) such amount as the payee shall determine so as to leave that payee, after that reimbursement, in no better or worse position (having regard to the time value of money) than it would have been in if payment of the relevant additional amount had not been required. Each payee shall have absolute discretion as to whether to claim any refund of Tax or credit against Tax and, if it does so claim, the extent, order and manner in which it does so and which reliefs and credits are to be regarded as used for these purposes. No payee shall be obliged to disclose any information regarding its Tax affairs or computations to the Company or PLC.

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12.      COMPLIANCE

12.1 In relation to the Schemes, Admission and the implementation of the Restructuring, the Company and PLC shall comply with the statutory requirements referred to below, and all applicable requirements of the Listing Rules, the Rules, the Admission and Disclosure Standards, the CREST Rules and other requirements relating to CREST and the requirements of the City Code which affect the Company or PLC. The statutory requirements for the purposes of this subclause (1) are those of the FSMA, the Companies Act, Part V of the Criminal Justice Act 1993 and the CREST Regulations.

12.2 The Company shall not, in the period prior to the publication of its report and accounts for the year ending 31 March 2004, take any steps which would either be inconsistent with any statement of its intention in relation to, or otherwise reduce the Company's level of, compliance with the Combined Code without first consulting the Joint Sponsors.

13.      GENERAL PROVISIONS

13.1 The obligations expressed to be owed by both the Company and PLC under this Agreement shall be owed on a joint and several basis, provided that if the Schemes become effective:

(a) the obligations of PLC to the Joint Sponsors and the obligations of each of the Joint Sponsors to PLC, in each case under this Agreement (other than in respect of PLC's obligations under Clauses 2 (to the extent they relate to the appointment by PLC of the Joint Sponsors as sponsor to PLC), 5, 8 and 9 (insofar as it relates to the indemnity in Clause 9.1(g))), shall terminate forthwith with effect from that date and none of them shall have any liability to the other(s) hereunder in respect of any breach of any such obligations owed to the other(s) prior to such termination, save in the case of PLC for any breach of any undertaking under Clauses 5 and 8 and of the warranty in paragraph 58 of Schedule 4;

(b) save for the obligations of the Company and PLC in Clauses 5 and 8 (for which each shall continue to be jointly and severally liable), there shall be no continuing joint and several liability of the Company and PLC; and

(c) the indemnity given by the Company in Clause 9.1(b) shall not extend to the sections of the Schemes Document listed in Schedule 5.

13.2 This Agreement shall operate for the benefit of and be binding upon the parties hereto and the Indemnified Persons referred to in Clause 8 (subject to the terms thereof) and their respective successors or legal personal representatives. Except as expressly stated in this Agreement, a person who is not a party to this Agreement may not enforce any of its terms under the Contract (Rights of Third Parties) Act 1999, nor shall the consent of any such third party be required for the amendment or termination hereof.

13.3 Time shall be of the essence of this Agreement, both in relation to the times, dates and periods specified in it and any time, dates and periods which may, by agreement in writing between the parties, be substituted for them.

13.4 The respective agreements, representations, warranties, undertakings, indemnities and other statements contained in or made pursuant to this Agreement are to have effect, irrespective of anything revealed in any investigation made by or on behalf of any person, and will survive Admission.

13.5 If any provisions of this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

13.6 The indemnities set out or referred to in this Agreement shall be in addition to and shall not limit, affect or prejudice any other right or remedy available to any Indemnified Person against any person (whether or not a party to this Agreement).

13.7 No neglect, delay or indulgence on the part of the Joint Sponsors or any other Indemnified Person in enforcing or invoking any provision of this Agreement shall operate as a waiver or release.

13.8 Notwithstanding any other rule of law or equity, any release, waiver or compromise or any other arrangement of any kind whatsoever which the Joint Sponsors may adopt or effect in connection with this Agreement shall not affect any right or privilege of any other party to this Agreement nor any other rights or privileges of any such party at law, in equity or otherwise.

13.9 No party may assign any of its rights under this Agreement without the consent of the other parties save that the Joint Sponsors may assign their rights under this Agreement to any other member of their group without the consent of the other parties.

13.10 This Agreement and the documents referred to in it contain the whole agreement between the Company, Plc and the Joint Sponsors relating to Admission and Listing and supersede all previous agreements between them relating to Admission and Listing, save that nothing in this Agreement shall affect the rights and obligations of Lazard, Morgan Stanley, PLC and the Company under the Engagement Letters to the extent that they relate to (i) their role as financial advisers and (ii) fees payable to them in connection with the Restructuring, the Schemes, Admission or Listing.

13.11 Each of the Joint Sponsors agrees that it shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity from PLC or the Company under this Agreement or the Engagement Letters or otherwise more than once in respect of the same loss.

13.12 Each of the parties acknowledges that in agreeing to enter into this Agreement it has not relied on any representation, warranty, collateral contract or other assurance

(except those set out in this Agreement and the documents referred to in it) made by or on behalf of any other party before the signature of this Agreement. Each of the parties waives all rights and remedies which, but for this subclause, might otherwise be available to him in respect of any such representation, warranty, collateral contract or other assurance, provided that nothing in this subclause shall limit or exclude any liability for fraud.

13.13 The Company and PLC undertake with the Joint Sponsors to do all in their power to ensure that the other Group Companies comply with those provisions of this Agreement which are applicable to them.

14.      COUNTERPARTS

This Agreement may be executed by any one of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute the same instrument.

15.      NOTICES

15.1 Save as otherwise provided in this Agreement, any notice, demand or other communication to be served under this Agreement shall be in writing and shall be served upon any party hereto only by posting by first class post (if to an address in the same country) or air mail (if to an address in a different country) or delivering the same to its address given or referred to in this Clause 15 or sending the same by facsimile transmission to the number given in this Clause 15 for the addressee or at such other address or number as it may from time to time notify in writing in accordance with this Clause 15 to the other party hereto.

15.2 A notice or demand served by first class post shall be deemed duly served on an addressee in the same country forty-eight hours (disregarding days which are not Business Days) after posting, a notice or demand served by air mail shall be deemed duly served on an addressee in a different country on receipt and a notice or demand delivered personally or sent by facsimile transmission shall be deemed duly served at the time of delivery or transmission (save that if the delivery or transmission occurs after 6 p.m. on a Business Day or on a day which is not a Business Day the notice or demand shall be deemed duly served at 8.30 a.m. on the next Business Day following delivery or transmission) and in proving service of the same it will be sufficient to prove, in the case of a letter, that such letter was left at or delivered to the correct address of the party to be served as provided in this Agreement or in the case of properly stamped or franked first class post or air mail, addressed to the address of the party to be served given in this Clause 15 and placed in the post and, in the case of a facsimile transmission, that such facsimile was duly transmitted to the number of the party to be served given in this Clause 15 and an electronic acknowledgement was received.

15.3 All notices, demands or other communications given under this Agreement, shall be given to the following addresses and numbers:

If to the Company or PLC to:   Marconi Corporation plc/Marconi plc
                               Regents Place, 4(th) Floor, 338 Euston Road,
                               London NW1 3BT

                               For the attention of: Company Secretary

                               Fax Number: 020 7493 1974

                               Telephone Number: 020 7493 8484

If to Lazard:                  Lazard Brothers & Co., Limited
                               21 Moorfields
                               London EC2P 2HT

                               For the attention of: Peter Warner

                               Fax Number: 020 7628 7746

                               Telephone Number: 020 7448 2681

If to Morgan Stanley:          Morgan Stanley & Co. Limited
                               25 Cabot Square
                               London E14 4QA

                               For the attention of: Michael Tory

                               Fax Number:  020 7425 5800

                               Telephone Number:  020 7425 8000

16.      GOVERNING LAW AND JURISDICTION

16.1 This Agreement and the relationship among the parties to it shall be governed by and interpreted in accordance with English law and each of the parties submits to the non-exclusive jurisdiction of the English courts for all purposes relating to this Agreement.

16.2 The parties irrevocably agree that a judgment order of any court referred to in this Clause in connection with this Agreement is to be conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

IN WITNESS WHEREOF this Agreement has been entered into the day and year first above written.

                                   SCHEDULE 1

                         DEFINITIONS AND INTERPRETATION

1. In this Agreement, the following expressions shall have the meanings set out below:

ACCOUNTANTS means the United Kingdom firm of Deloitte & Touche;

ACCOUNTS DATE means 30 September 2002;

ACTUARIAL VALUATION means the valuation report prepared by Watson Wyatt in relation to the GEC 1972 Plan dated 6 February 2003 and the examination of that plan as at 5 April 2002;

ADMISSION means admission of the Ordinary Shares (to be issued in connection with the Corp Scheme), the Notes and the Warrants to the Official List and Admission to Trading;

ADMISSION TO TRADING means the admission of the whole of the Company's ordinary share capital, the Notes and the Warrants to trading on the market for listed securities of the London Stock Exchange;

ADMISSION AND DISCLOSURE STANDARDS means the admission and disclosure standards of the London Stock Exchange;

ANNOUNCEMENT DATE means the date of announcement of the preliminary results of the Group for the year ending on 31 March 2003;

ADR means an American Depositary Receipt representing Ordinary Shares issued under a programme which the Company intends to establish and list on the NASDAQ as described in Part VII of the Prospectus;

ASSOCIATE means, in relation to a party to this Agreement, a company or undertaking in which the party has or, at the relevant time to which any provision of this Agreement in which the term is used relates, had a direct or indirect interest entitling it to receive, or to include or reflect in its accounts, more than 30 per cent. of the annual income or profits of the company or undertaking concerned or in relation to which the relevant party to this Agreement is able to remove directors (or their equivalent) able to cast the majority of votes on any material matter;

BONDS means the Eurobonds and the Yankee bonds as defined in the Prospectus;

BUSINESS DAY means a day (excluding Saturdays and Sundays) on which banks are generally open for normal banking business in the City of London;

CITY CODE means the City Code on Takeovers and Mergers and the Rules Governing the Substantial Acquisitions of shares published by the Panel on Takeovers and Mergers;

CLAIM has the meaning given in Clause 9.1;

COMBINED CODE means the combined code as defined in and appended to the Listing Rules;

COMPANIES ACT means the United Kingdom Companies Act 1985, as amended;

CONSTITUTIONAL DOCUMENTS means the certificate of incorporation and bye-laws of a company from time to time in force;

CODE means the United States Internal Revenue Code of 1986, as amended;

CORP SCHEME means the scheme of arrangement of the Company pursuant to section 425 of the Companies Act contained in the Schemes Document;

CREST means the system enabling title to securities to be evidenced and transferred in dematerialised form operated by CRESTCo Limited in accordance with the CREST Regulations;

CREST REGULATIONS means the Uncertificated Securities Regulations 2001;

CREST RULES means those rules made by CRESTCo Limited with respect to the provision of CREST;

DIRECTORS means the directors of the Company and includes those who have agreed to become directors of the Company;

DOCUMENT VIEWING FACILITY means the document viewing facility defined in the Listing Rules;

EMPLOYEE BENEFIT PLAN has the meaning set out in Section 3(3) of ERISA.

ENGAGEMENT LETTERS means the engagement letter between Lazard and PLC dated 4 December 2001, as amended by letter dated 7 May 2002 and by letter dated 13 March 2003, and the indemnity given by PLC to Lazard dated the same date and the engagement letter between Morgan Stanley and PLC dated 20 June 2002 as amended by letter dated on or around 18 March 2003, and the indemnity given by PLC to Morgan Stanley and dated the same date;

ERISA means the Employee Retirement Income Security Act 1974 (as amended) in the United States of American;

EXCHANGE ACT means the United States Securities Exchange Act of 1934, as amended;

EXPENSE has the meaning given to it in Clause 9.1;

EXPLANATORY STATEMENT means the explanatory statement in relation to the Schemes in the agreed form;

FORMAL NOTICE means the formal notice in a form to be agreed to be published in connection with Admission as required by the Listing Rules;

FSMA means the United Kingdom Financial Services and Markets Act 2000;

GROUP means the Company and its subsidiary undertakings and associates immediately following Admission and GROUP COMPANY means any of them;

HIGH COURT means the High Court of Justice of England and Wales;

INDEMNIFIED PERSON has the meaning given in Clause 8.1;

INFORMAL COMMITTEE OF BONDHOLDERS means the informal ad hoc committee of certain bondholders which has participated in the negotiation of the Restructuring;

INTERIM SECURITY means the security granted by Highrose Limited to the Syndicate Banks and Informal Committee of Bondholders over certain cash assets of the Group on 13 September 2002;

JOINT SPONSORS means Lazard and Morgan Stanley;

LAZARD INDEMNIFIED PERSON means Lazard, any holding company of Lazard, any subsidiary undertaking of Lazard or of any such holding company, or any of their respective associates, or any of the directors, partners, officers, employees or agents of any such person.

LIMITATION has the meaning given in Clause 9.3;

LISTING means the official listing of the Ordinary Shares (to be issued in connection with the Corp Scheme), the Notes and the Warrants on the Official List in accordance with the Listing Rules;

LISTING DOCUMENTS means the Prospectus, the Formal Notice and the press announcements to be issued by PLC and the Company on publication of the Schemes Document and on publication of the Prospectus;

LISTING RULES means the listing rules made by the UK Listing Authority;

LONDON STOCK EXCHANGE means London Stock Exchange plc;

LONG FORM REPORT means the long form report in the agreed form in respect of the Group prepared by the Accountants, including any updates and supplements thereto;

MATERIAL means, when used in Schedule 4, material for the purposes of making an informed assessment of the assets, liabilities, profits, losses, financial position and prospects of the Company, PLC or the Group (as relevant);

MATERIAL ADVERSE EFFECT means any adverse effect upon, or any adverse change in, the condition, financial or otherwise, or in the earnings, business affairs or prospects of the Group, whether or not arising in the ordinary course of business, which is material in the context of Schemes or Admission or the arrangements contemplated by the Schemes Document or the Prospectus or this Agreement;

MEETING means the meeting ordered by the High Court for creditors to consider and, if thought fit, approve the Corp Scheme pursuant to section 425 of the Companies Act or, if such meeting is adjourned, the date of such adjourned meeting;

MORGAN STANLEY INDEMNIFIED PERSON means Morgan Stanley, any holding company of Morgan Stanley, any subsidiary undertaking of Morgan Stanley or of any such holding company, or any of their respective associates, or any of the directors, partners, officers, employees or agents of any such person.

NOTES means the 1 billion Ordinary Shares, the Euro equivalent of   L450
million Senior Secured Notes due 2008 and the US$ equivalent of the aggregate of
(1) US$300 million and (2)   L117.27 million of Junior Secured Notes due
2008 to be issued by the Company described in Appendix 8 of the Schemes
Document;

OFFICIAL LIST means the Official List of the UK Listing Authority;

ORDINARY SHARES means ordinary shares of 5p each in the capital of the Company;

PLC SHAREHOLDERS LETTER means the letter to shareholders of PLC to be dated on or around the date hereof in the agreed form;

PROSPECTUS means the prospectus in a form to be agreed to be published by the Company in relation to Admission, and shall include any supplements thereto;

PUBLICATION DATE means the date of the publication of the Prospectus in accordance with Clause 3.5;

REGISTRARS means Computershare Investor Services PLC;

RESTRUCTURING has the meaning given to it in Recital A;

REGULATORY SYSTEM shall have the meaning given to it for the purposes of the rules and regulations made by the United Kingdom Financial Services Authority under FSMA;

RULES means the rules of the London Stock Exchange;

SCHEMES means the Corp Scheme and the scheme of arrangement of PLC pursuant to section 425 of the Companies Act contained in the Schemes Document;

SCHEMES DOCUMENT means the document describing the Schemes and incorporating, inter alia, the Explanatory Statement in the agreed form, including any supplements thereto;

SEC means the US Securities and Exchange Commission;

SECURITIES ACT means the United States Securities Act of 1933, as amended;

SYNDICATE BANKS means the banks, financial and other institutions that are participants from time to time in the Euro 6,000,000,000 syndicated credit facility dated 25 March 1998 between the General Electric Company plc (now the Company), HSBC

Investment Bank, Marine Midland Bank and the other financial institutions named therein as amended from time to time;

TAX OR TAXES means all taxes, levies, imposts, duties, charges or withholdings of any nature whatsoever, together with all penalties, charges and interest relating to any of the foregoing and regardless of whether the person concerned is primarily liable or not, including (without limitation) corporation tax, advance corporation tax, income tax, capital gains tax, VAT, national insurance contributions, capital duty, stamp duty, stamp duty reserve tax, and all other taxes on gross or net income, profits or gains, distributions, receipts, sales, use, occupation, franchise, value added, and personal property;

TAX AUTHORITY means any taxing or other authority (whether within or outside the United Kingdom) competent to impose any liability to Tax;

US DISCLOSED BENEFIT PLAN means each "employee benefit plan", as defined in
Section 3(3) of ERISA, referred to in the Prospectus.

VAT means United Kingdom value added tax and any other similar sales or turnover tax within the European Union or elsewhere;

WARRANTS means the warrants to subscribe for Ordinary Shares to be issued by the Company;

WARRANTY means a representation and warranty given pursuant to Clause 7 and/or set out in Schedule 4;

WORKING CAPITAL REPORT means the working capital report in the agreed form in respect of the Group prepared by the Accountants, including any updates and supplements thereto.

2. References in this Agreement to any Recital, Clause or Schedule are to recitals of, clauses of, and schedules to, this Agreement (except where the context otherwise requires).

3.       Headings in this Agreement shall not affect its interpretation.

4. In this Agreement, words incorporating the singular only shall include the plural and vice versa and references to PERSONS shall include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships (including limited partnerships) and wherever any such associations or partnerships are formed or organised.

5. References in this Agreement to times and dates are to London times and dates.

6. References in this Agreement to any document expressed to be in the AGREED FORM means a document in the form initialled, for the purpose of identification only, by the respective legal advisers to the parties to this Agreement subject to any changes which the Company and the Joint Sponsors may agree; no such initialling shall imply approval of all or any part of its contents by or on behalf of the person initialling it or either of the parties to this Agreement.

7. Each reference in this Agreement to a breach of any of its provisions includes a reference to any of the warranties given in this Agreement being inaccurate or misleading.

8. Each reference in this Agreement to the subsidiary undertakings or associates of the Company includes a reference to undertakings of that nature immediately following Admission.

9. References in this Agreement to Admission becoming effective are references to its becoming effective in accordance with paragraph 7.1 of the Listing Rules and paragraph 2.1 of the Admission and Disclosure Standards.

10. References in this Agreement to expenses include costs, charges and expenses of every description.

11.      References, express or implied, to an enactment includes references to:

(a) that enactment as re-enacted, amended, extended or applied by or under any other enactment (before or after the signature of this Agreement);

(b) any enactment which that enactment re-enacts (with or without modification); and

(c) any subordinate legislation made (before or after the signature of this Agreement) under that enactment, as re-enacted, amended, extended or applied as described in paragraph (a) above, or under any enactment referred to in paragraph (b) above, and for the avoidance of doubt "ENACTMENT" includes any rule, regulation, standard or requirement of UK Listing Authority, the London Stock Exchange, the Financial Services Authority and any other body or authority acting under the authority of any enactment, and any legislation in any jurisdiction.

12. If a supplementary prospectus is published in connection with the Listing, references in this Agreement to the Prospectus (or any of them) are, as the context permits, to be read as references to:

(a)      the supplementary prospectus; or

(b) the Prospectus (or any of them) and the supplementary prospectus taken together.

13. Paragraphs 1 to 13 of this schedule apply throughout this Agreement, unless the contrary intention appears.

                                   SCHEDULE 2

                              DELIVERY OF DOCUMENTS

DOCUMENTS TO BE DELIVERED ON SIGNING OF THIS AGREEMENT

1.       Two copies of the Schemes Document.

2. Two copies of the signed applications for Listing and application for Admission to Trading in relation to the Ordinary Shares, Notes and Warrants, each certified by a Director or the Secretary of the Company.

3. Two originals of the verification notes and answers, in the agreed form, in relation to the Schemes Document, duly signed by or on behalf of each Director and each director of PLC or by each of the persons responsible for the replies thereto and dated the same date as the Schemes Document.

4. Two certified copies of the minutes of the meetings of the Board of Directors of the Company (or a duly authorised committee thereof) and the Board of directors of PLC (or a duly authorised committee thereof), approving the Schemes Document and the Prospectus (in the case of the Company) (in the agreed form) and (where appropriate) the other documents referred to in this Agreement and authorising the steps to be taken by the Company and PLC in connection with the Schemes and the Company's application for Admission, including the execution of this Agreement and appointing a committee of the Board of Directors in relation to the Restructuring, the Schemes and Admission.

5.       Two certified copies of the Constitutional Documents of the Company.

6. Two copies of each of the other documents stated in the Schemes Document as being available for inspection.

7. Two original letters duly signed by the Accountants and dated the date of the Schemes Document:

(a) confirming the accuracy of certain financial information in the Schemes Document;

(b) containing confirmations concerning the working capital statement in the Schemes Document;

(c) providing comfort on there being no significant change in the financial or trading position of the Group and PLC and its subsidiaries, and providing comfort on the statement of indebtedness of the Group contained in the Schemes Document; and

(d) reporting on the pro forma financial information in the forms to be included in the Schemes Document.

8. Two originals of each power of attorney pursuant to which any party executes this Agreement.

9. Two original opinions in the agreed form dated the date of this Agreement from Allen & Overy.

10. Two certified copies of each power of attorney pursuant to which any party executes any of the documents referred to in this Schedule 2.

DOCUMENTS TO BE DELIVERED PRIOR TO DISTRIBUTION OF THE PROSPECTUS IN ACCORDANCE WITH CLAUSE 3.5(b).

1. Two copies of the Prospectus bearing evidence of the formal approval of the UK Listing Authority, pursuant to the Listing Rules.

2. Two copies of evidence, in a form reasonably satisfactory to the Joint Sponsors, that copies of the Prospectus have been delivered to the Registrar of Companies for registration pursuant to Section 83(1) of the FSMA.

3. Three copies of the Prospectus, each signed by each of the Directors (or by their agents or attorneys duly authorised in writing, in which case, together with three certified copies of any such authorisation) and four copies of each of the other Listing Documents.

4. Two original letters duly signed by the Company, the Accountants, Allen & Overy, Cazenove & Co. Ltd, Talbot Hughes and L.E.K. Consulting in relation to paragraph 2.12 of the Listing Rules and dated the same date as the Prospectus.

5. Two letters to the UK Listing Authority duly signed by each of the Directors in the terms of paragraph 5.5 of the Listing Rules and dated the same date as the Prospectus.

6. Two original letters duly signed by the Company pursuant to paragraphs 2.15, 2.18 and 2.20 of the Listing Rules and dated the same date as the Prospectus.

7. Two original letters addressed to the Joint Sponsors duly signed by Deloitte & Touche in relation to the taxation summary in Part X of the Prospectus and dated the same date as the Prospectus.

8. Two copies of the final versions of the reports prepared by Allen & Overy pursuant to their engagement letter dated 26 March 2003 and addressed to the Company and the Joint Sponsors.

9. Two originals of the verification notes and answers, in a form to be agreed, in relation to the Prospectus, duly signed by or on behalf of each Director or by each of the persons responsible for the replies thereto and dated the same date as the Prospectus.

10. Two originals of the Working Capital Report, in the agreed form, duly signed by the Accountants and dated the same date as the Prospectus.

11. Two copies of each of the other documents stated in the Prospectus as being available for inspection.

12. Two original letters duly signed by the Accountants and dated the date of the Prospectus:

(a) confirming the accuracy of certain financial information in the Prospectus;

(b) containing confirmations concerning the working capital statement in the Prospectus;

(c) confirming that the Company's statement relating to paragraph 2.15 of the Listing Rules has been made after due and careful enquiry;

(d) reporting on the pro forma financial information in the forms to be included in the Prospectus;

(e) providing comfort on there being no significant change in the financial position or trading position of the Group and, providing comfort on the statement of indebtedness of the Group contained in the Prospectus pursuant to the Accountants' UK and international engagement letters;

(f) concerning the omission of information from the Prospectus in accordance with paragraph 6.E.11(d) of the Listing Rules;

(g) concerning the omission of the Company's own balance sheet from the Prospectus in accordance with paragraph 6.E.3(b) of the Listing Rules;

(h) giving their consent to the inclusion in the Prospectus of their letters and reports in the form and context in which they are included in the Prospectus.

13.      Two copies of the share dealing code adopted by the Company.

14.      Two copies of the Listing Rules checklist.

15. Two certified copies of the Directors' representation letter to the Accountants provided under the terms of the engagement letter between the Accountants, the Company and the Joint Sponsors dated 25 March 2003.

16. Two signed responsibility letters relating to the Prospectus from each Director or proposed Director addressed to the Company and the Joint Sponsors.

17.      Two copies of the Directors' service contracts and appointment letters.

18. Two copies of each of the short form accountants report on the Group and the report on pro forma financial information in the form in which such reports appear in the Prospectus.

19. Two copies of the Long Form Report dated the date of the Prospectus and two copies of the report prepared by the Accountants in relation to the financial reporting procedures of the Company pursuant to paragraph 2.15 of the Listing Rules.

20. Two directors' and officers' questionnaires duly signed and completed by each Director, each proposed director and each member of senior management of the Company, as agreed with the Joint Sponsors, dated the same date as the Prospectus, being those persons referred to in Part I of the Prospectus.

DOCUMENTS TO BE DELIVERED PRIOR TO ADMISSION

21.      Two certified copies of CREST application form.

22.      Two certified copies of CREST enablement letter.

23. Two final bring-down letters (as defined in the Accountants' engagement letters) provided under each of the Accountants' UK and international engagement letters in relation to the Prospectus and the Accountants' Schemes Document engagement letter in relation to the Schemes Document.

24. Two certified copies of the Order of the Companies Court sanctioning the Schemes, duly sealed by the High Court.

25.      Two forms of the definitive share certificate.

26. Two original bring-down opinions in the agreed form dated the date of Admission from Allen & Overy.

                                   SCHEDULE 3

                       UNDERTAKINGS OF THE COMPANY AND PLC

1. The Company and PLC shall procure that the Schemes Document is published in accordance with the Companies Act and that:

(a) sufficient copies of the Schemes Document are made available at the registered office of the Company and PLC;

(b) the documents described in the Schemes Document as being available for inspection are made available as described.

2. The Company and PLC undertake to bring to the notice of the Joint Sponsors as soon as reasonably practicable any new information or matter or significant change of which the Company or PLC is, or becomes aware, which is not disclosed in the Schemes Document and which may be material to a creditor of the Company or PLC in deciding whether to vote in favour of the Schemes. The Company and PLC will consult with the Joint Sponsors in determining whether a supplement to the Schemes Document is required to be sent to the relevant creditors of the Company or PLC.

3. The Company shall procure that each of the Listing Documents is published in accordance with the Listing Rules (insofar as they apply) and that:

(a) the Formal Notice shall be published in the Financial Times (or other national newspaper approved by the Joint Sponsors and published in the United Kingdom) no later than the next Business Day after the Publication Date;

(b) immediately after the Prospectus is published in accordance with this Agreement, sufficient copies of the Prospectus are made available at the registered office of the Company, the Document Viewing Facility (by delivery of such copies to the UK Listing Authority) and other locations referred to in the Formal Notice to satisfy public demand in accordance with paragraphs 8.4 and 8.5 of the Listing Rules; and

(c) the documents described in the Prospectus as being available for inspection are made available as described.

4. The Company undertakes to bring to the notice of the Joint Sponsors as soon as reasonably practicable any significant change or significant new matter of which it is, or becomes, aware (each as defined in Section 81 of the FSMA) and that every such change or matter shall be dealt with in accordance with
Section 81 of the FSMA and the Listing Rules.

5. The Company and PLC undertake immediately to notify the Joint Sponsors if it comes to their knowledge at any time on or before Admission that any of the representations or warranties given by them in this Agreement was (or may have been) untrue, inaccurate or misleading in any material respect when given or has ceased (or may have ceased) to be true and accurate or has become (or may have become) misleading in any material respect or if either becomes aware of any circumstance which would or might cause any of those representations or warranties to become untrue, inaccurate or misleading in any material respect if they were repeated at any time on or before Admission or if either becomes aware, prior to such date, that a matter has arisen which might give rise to a claim under any of the indemnities in Clause 9.

6. The Company and PLC undertake that they will not (and will use all reasonable endeavours to procure that no member of the Group will):

         (a) at any time prior to the Announcement Date, circulate, distribute, publish, issue or make (nor authorise any other person to circulate, distribute, publish, issue or make) any press or public announcement or advertisement, statement or communication in relation to the Restructuring or Admission or otherwise relating to the assets, liabilities, profits, losses, financial or trading condition or prospects of the Company or the Group, whether in response to enquiries or otherwise, or relating to any matters, events or circumstances (PUBLICATION ACTION), which may be necessary:

                  (i) to be made known to the public in order to enable the shareholders of the Company, the creditors of the Company and PLC and the public to appraise the position of the Company and the Group; or

                  (ii) to avoid the establishment of a false market in its securities or which is otherwise material to the Restructuring, the Schemes or Listing; or

         (b) at any time between the date of this Agreement and Admission, enter into any agreement or arrangement or do or permit to be done any other act or thing (ANNOUNCEMENT ACTION) which, in any case, would give rise to any obligation to make any announcement to a Regulatory Information Service in accordance with the Listing Rules or the Admission and Disclosure Standards other than as a consequence of the requirements of Part VI of the Companies Act or Part X of the Companies Act (provided not as a result of the actions of any Director of the Company or any director of PLC), without first obtaining the prior written consent (such consent not to be unreasonably withheld) of the Joint Sponsors in relation to the Announcement Action or, where reasonably practicable, notifying and consulting with the Joint Sponsors in relation to the content, form and manner of the Publication Action, and making available drafts of any such Publication Action to the Joint Sponsors in sufficient time prior to its publication to allow the Joint Sponsors an opportunity to consider and comment on the same.

7. The Company and PLC undertake to the Joint Sponsors that they will not, before the Announcement Date and without the prior written consent (such consent not to be unreasonably withheld) of the Joint Sponsors, provide a supplement to, amend or vary, or agree to an amendment or variation of, the Schemes Document, the Listing Documents or take any steps which would be inconsistent to a material extent with any expression of intention or any undertaking or commitment given in such documents.

8. The Company and PLC undertake to the Joint Sponsors that they will not, without the prior written consent of both of the Joint Sponsors (such consent not to be unreasonably withheld), use the Prospectus or any part thereof to facilitate a placing or other sale or disposal of the Ordinary Shares, Notes or Warrants (including by way of promotion of a repositioning of such securities) prior to Admission or for a period of 3 months thereafter. The Joint Sponsors may require, as a condition of providing their consent, additional comfort from the Company and its advisers in relation to the Prospectus and any other documents to be used in connection with the placing, sale or disposal but may not require either the Company or PLC to engage either or both of the Joint Sponsors in connection with the placing, sale or disposal.

                                   SCHEDULE 4

                         REPRESENTATIONS AND WARRANTIES

SCHEMES DOCUMENT

1. The Schemes Document does not contain any material untrue or inaccurate statement of fact or omit to state any fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading in any material respect, and all material expressions of opinion, intention, expectation, forecasts or estimates contained in that document are honestly held and made after such inquiries (if any) as were reasonable. Each forecast, estimate and expression of opinion, intention or expectation contained in the Schemes Document is made on reasonable grounds, is honestly held, is fairly based and has been made after due and careful enquiry and consideration and no information has been omitted which makes such forecast, estimate or expression of opinion, intention or expectation untrue, inaccurate or misleading.

2. The Schemes and the Schemes Document comply in all material respects with sections 425 and 426 of the Companies Act.

3. Each financial promotion (to which section 21 of the FSMA applies) issued by the Company and/or PLC in connection with the Schemes (if any) and approved by one or more of the Joint Sponsors for the purposes of that section was clear, fair and not misleading as of its date.

4. All statements made orally or in writing to the Companies Court by or on behalf of the Company in connection with the Schemes are true and accurate in all material respects and are not materially misleading and there are no material facts which have not been disclosed to the Companies Court in connection therewith which by their omission make any such statements misleading in any material respect or which, on the basis of discussions with their advisers, the Company considers are material for disclosure to the Companies Court.

5. The verification notes relating to the Schemes Document have been prepared and approved by suitable persons having appropriate knowledge and all verification confirmations given by or on behalf of the Company and, so far as the Company is aware, all verification confirmations given by the persons other than the Company have been given in good faith after reasonable enquiry.

6. Financial information for the Company and its subsidiaries appearing in Appendix 1 of the Schemes Document has been prepared in accordance with all relevant accounting standards and with generally accepted accounting principles in the United Kingdom consistently applied in the United Kingdom during the periods involved, and:

(a) gives, for the purposes of the Schemes Document, a true and fair view of the state of affairs and financial condition of the Group as at the dates stated and of its profits and losses, cashflows and recognised gains and losses for the periods then ended;

(b) in accordance with such accounting standards and principles, make proper provision for all liabilities, whether actual, deferred, contingent; and

(c) are presented therein on the basis of the accounting policies set out in Appendix 1 of the Schemes Document.

7. The pro forma financial information set out in Appendix 2 of the Schemes Document has been duly and carefully prepared on the bases set out in Appendix 2 of the Schemes Document and is presented therein on a basis consistent with the accounting policies applied by the Group.

LISTING DOCUMENTS

8. None of the Listing Documents contains any material untrue or inaccurate statement of fact or omit to state any fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading in any material respect, and all material expressions of opinion, intention, expectation, forecasts or estimates contained in such documents are honestly held and made after such inquiries (if any) as were reasonable. Each forecast, estimate and expression of opinion, intention or expectation contained in the Prospectus is made on reasonable grounds, is honestly held, is fairly based and has been made after due and careful enquiry and consideration and no information has been omitted which makes such forecast, estimate or expression of opinion, intention or expectation untrue, inaccurate or misleading.

9. Each of the Prospectus and the Listing Documents contains all particulars and information (if any) required by, and will comply with, the Companies Act, the FSMA and the Listing Rules (save for any derogations approved by the UK Listing Authority and items agreed by the UK Listing Authority to be non-applicable) and all other relevant laws and regulations of the United Kingdom and, having regard to the particular nature of the Company and the Group and the Company's share capital and the other matters referred to in Sections 80(3) and (4) of the FSMA, contain all such information as investors and their professional advisers would reasonably require, and reasonably expect to find therein, for the purpose of making an informed assessment of the matters specified in Section 80 of the FSMA in relation to the Company and the Group.

10. The Formal Notice will comply with the Listing Rules and is true and accurate in all material respects and each financial promotion (to which Section 21 of the FSMA applies) communicated by the Company in connection with Admission was clear, fair and not misleading as of its date.

11. All statements made in writing by or on behalf of the Company in connection with any application to the UK Listing Authority for certain information to be omitted from the Prospectus, are true and accurate in all material respects and are not materially misleading and there are no material facts which have not been fairly disclosed to the UK Listing Authority in connection therewith which by their omission make any such statements misleading in any material respect or which, on the basis of discussions with its advisers, the Company considers are material for disclosure to the UK Listing Authority.

12. There are no matters other than those fairly disclosed in the Prospectus which should be taken into account by the UK Listing Authority in considering the suitability for listing of the shares the subject of Admission.

13. The verification notes relating to the Prospectus have been prepared or approved by suitable persons having appropriate knowledge and all verification confirmations given by or on behalf of the Company and, so far as the Company is aware, all verification confirmations given by the persons other than the Company, have been given in good faith after reasonable enquiry.

14. The financial information appearing in Part IV of the Prospectus has been prepared in accordance with all relevant accounting standards and with generally accepted accounting principles in the United Kingdom consistently applied in the United Kingdom during the periods involved, and:

(a) gives, for the purposes of the Prospectus, a true and fair view of the state of affairs and financial condition of the Group as at the dates stated and of its profits and losses, cash flows and recognised gains and losses for the periods then ended;

(b) in accordance with such accounting standards and principles, makes proper provision for all liabilities, whether actual, deferred or contingent; and

(c) are presented on the basis set out in Part IV of the Prospectus and are presented therein on the basis of the accounting policies set out in the Prospectus.

15. The pro forma financial information set out in Part V of the Prospectus has been prepared in accordance with the rules and guidelines of the UK Listing Authority and on the bases set out in Part V of the Prospectus and is presented therein on a basis consistent with the accounting policies applied by the Group.

CORPORATE MATTERS

16. Save as fairly disclosed in the Prospectus, each member of the Group and PLC has been duly incorporated and is validly existing as a company with limited liability under the laws of the country of its incorporation with full power and authority to own, lease and operate the properties which it owns, leases and operates and to own its other assets and conduct its business as currently carried on and will at Admission have such power as may be required to conduct its business as it will be carried on as described in the Prospectus.

17. The share capital of the Company will, upon Admission, be as described in the Prospectus; all of the Ordinary Shares, Notes and Warrants will upon Admission be duly and validly authorised and issued, fully paid; all of the issued share capital of each other member of the Group excluding those that are not required to be disclosed in the Prospectus under the Listing Rules or any other relevant requirement has been duly and validly authorised and issued, is fully paid and (except as fairly disclosed in the Schemes Document and/or the Prospectus) is owned by the Company or one or more wholly-owned subsidiaries of the Company and is free of all encumbrances and third party rights and interests.

18. There are no outstanding securities convertible into or exchangeable for, or warrants, rights or options to purchase from the Company or any member of the Group, or obligations, commitments or intentions of the Company or any member of the Group to create the same or to issue, sell or otherwise dispose of, any shares of the Company or of any member of the Group, except, in each case, for any which are held by the Company or one of its wholly-owned subsidiaries or as fairly disclosed in the Schemes Document and the Prospectus.

19. The Directors have established procedures which provide a reasonable basis for them to make proper judgments as to the financial position and prospects of the Company and the Group and the Company maintains a system of internal financial and accounting controls sufficient to provide assurance that transactions are recorded as necessary to permit preparation of returns and reports complete and accurate in all material respects, to regulatory bodies as and when required by them and financial statements in accordance with applicable accounting standards and principles.

AUTHORITY, VALIDITY, DEFAULTS AND APPROVALS

20. This Agreement and the other agreements to be entered into by the Company in connection with the Restructuring, the Schemes or Admission, have been duly authorised, executed and delivered on behalf of the Company and/or PLC (as the case may be) and constitute valid and binding obligations enforceable against it in accordance with their terms.

21. The execution and delivery by the Company and PLC of this Agreement and the other agreements entered or to be entered into by the Company and/or PLC in connection with the Restructuring, the Schemes or Admission, the performance by them of their obligations hereunder or thereunder and the distribution of the Schemes Document and the Listing Documents, will not to any extent which would or might have a material effect on the Group (except as fairly disclosed in the Schemes Document and/or Prospectus) (i) violate the Company's Constitutional Documents or any other or equivalent governing documents or (ii) conflict with, or result in a breach of, any of the terms or provisions of, or constitute a default or event of default (however described) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of it under, any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which the Company is a party or by which it may be bound or to which any of their properties may be subject or (iii) result in any violation of any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Company or PLC or any of their properties.

22. Neither PLC or any member of the Group to any extent which would or might have a material effect on the Group (except as fairly disclosed in the Schemes

Document and/or Prospectus) (a) is in violation of its Constitutional Documents or any other or equivalent governing or constitutional documents or (b) is in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, any document of title or in any bond, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company, PLC or any other member of the Group is a party or by which the Company, PLC or any other member of the Group may be bound, or to which any of their properties or assets are subject or
(c) has received notice of any intention to terminate, repudiate or disclaim any agreement, arrangement or obligation of the type referred to in paragraph (b) above, in any such case to an extent that might, individually or in the aggregate, have a material adverse effect.

23. All material consents, approvals, licences and authorisations required by any member of the Group for the purposes of its businesses, as carried on by that member at the date of this Agreement, are in full force and effect save as fairly disclosed in the Prospectus. No member of the Group has received any notice of proceedings relating to the revocation or modification of any such consent, approval, licence or authorisation which, singly or in the aggregate, if the subject of an unfavourable decision, ruling or finding, could have a material adverse effect, except as described in the Schemes Document and the Prospectus.

24. No registration under the Securities Act is required for the issue and distribution of Ordinary Shares, Warrants and Notes in the manner contemplated by the Schemes Document.

25. The Ordinary Shares, Warrants and Notes issued will not, upon distribution by the Company in the manner contemplated in the Prospectus and the Schemes Document (other than to affiliates of the Company) constitute "restricted securities" as defined in Rule 144(a)(3) under the Securities Act.

26. The Company is not, and upon Admission will not be, an "investment company" as such terms is defined in the U.S. Investment Company Act of 1940, as amended.

27. After due inquiry, the Company does not expect to be a "passive foreign investment company" within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended, in the current taxable year or in the future years.

LITIGATION, DISPUTES AND INSOLVENCY

28. Other than as fairly disclosed in the Schemes Document and/or the Prospectus, no member of the Group has been engaged in legal or arbitration proceedings or government or official proceedings or investigations or enquiries of which the Company is aware which are pending or threatened which may have, or have had in the recent past (covering at least the previous 12 months) a significant effect on the Group's financial position.

29. Neither the Company nor any other member of the Group to any material extent has taken any action, nor to any extent which would be material to the Group as a whole, so far as the Company is aware, have any other steps been taken or legal proceedings commenced or threatened against it or any other such member for their winding-up, insolvency, bankruptcy, liquidation or dissolution or for any similar or analogous proceeding in any jurisdiction, or for it or any other such member to enter into any arrangement or composition for the benefit of creditors, or for the appointment of a receiver, administrative receiver, trustee or similar officer which may in each case have a material adverse effect.

30. No material labour dispute with the employees, the Company or any member of the Group exists, or, to the knowledge of the Company, is imminent, except as described in the Schemes Document and/or the Prospectus; and the Company is not aware of any existing, threatened or imminent labour disturbance by the employees of any of its principal suppliers, manufacturers or contractors that could have a material adverse effect on the Group.

WORKING CAPITAL

31. Having regard to the facilities available, the Group will have sufficient working capital for its present requirements, that is for at least 12 months from the date of the Prospectus.

32. The information contained in the Working Capital Report was and remains true and accurate in all material respects and is not misleading in any material respect and no fact or matter has been omitted from it which would be necessary to make the information therein not misleading in any material respect. The Working Capital Report has been approved by the Directors of the Company and has been prepared after due and careful enquiry and on the bases and assumptions stated in the report, which the Directors believe to be reasonable. There is no other material fact known to the Company or its Directors, and no other material assumption, which ought reasonably to have been taken into account in preparing the report.

33. The cash flow and working capital projections contained in the Working Capital Report have been carefully prepared, all assumptions on which such projections are based are set out in the Working Capital Report and are reasonable and such projections take into account all material matters concerning the Company, its subsidiary undertakings and associates or the markets in which any of them is expected to carry on business and all factual information supplied to the auditors by the Company, any of its subsidiary undertakings or associates or any of such person's officers for the purpose of enabling the auditors to identify or evaluate the assumptions underlying the projections is true, accurate and not misleading in any material respect and all other information (including any forecast or projection) supplied for that purpose was given in good faith.

34. Save as fairly disclosed in the Working Capital Report, no member of the Group has received notice to repay or is aware of any right which any person may have to serve notice on or any member of the Group requiring it to repay under an agreement relating to any borrowing or indebtedness the repayment of which is on demand where the amount concerned is material to the Group as a whole.

ASSETS

35. There is no deficiency in title to the Group's title to all real property and personal property taken as a whole owned by it which is material to the business of the Group and any real property and buildings held under lease by the Group are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere to a material extent with the use made and proposed to be made of such property and buildings by the Group, in each case except as described in the Schemes Document and/or the Prospectus.

36. Save as fairly disclosed in the Prospectus and/or Schemes Document, so far as each member of the Group is aware, each member of the Group owns, has licences of, or can acquire licences on reasonable terms (where required) or where licences are not available on reasonable terms, can make necessary changes to materials incorporating, all material patents, patent rights, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary systems or procedures), trademarks, service marks and trade names (the INTELLECTUAL PROPERTY) currently employed by them in connection with the business now operated by them, and so far as each member of the Group is aware, no member of the Group has received any notice of infringement in the previous 18 months of asserted rights of others with respect to any of the Intellectual Property which, singly or in the aggregate, if the subject of a final unfavourable decision, ruling or finding that is not capable of appeal, would have a material adverse effect on the Group.

INFORMATION

37. All information relating to the Group supplied by any member of the Group to:

(a) the Accountants or the Joint Sponsors for the purposes of their examination and review of the working capital and cash flow projections of the Group;

(b) the Accountants for the purposes of the Long Form Report, short form report, indebtedness statement, report on pro forma financial information and report on financial reporting procedures in relation to the Group; and

(c) the Joint Sponsors in connection with the Listing Documents or their obligations as sponsor under the Listing Rules or otherwise in relation to Listing or Admission,

has been supplied in good faith and, so far as the Company is aware, is accurate and complete.

CONSENTS

38. All consents, clearances, approvals, authorisations, orders, registrations or qualifications of or with any court, governmental agency or regulatory body (including any stock exchange) required by the Company for or in connection with:

(a)      the change of control of the Company as a result of the Schemes; or

(b) the assignment or novation to the Company (or another member of the Group) of any current or ongoing contracts to which PLC is a party,

which are material have been obtained and are in full force and effect or will be obtained and will be in full force and effect prior to Admission.

INSURANCE

39. The Group is insured by reputable insurers against such losses and risks and in such amounts as are considered by the Group to be appropriate in the businesses in which they are engaged; the Group has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a material adverse effect, except, in each case, to the extent that failure to obtain such renewal or similar coverage would not have a material adverse effect or as described in the Schemes Document and/or the Prospectus.

TAX

40. All consents, clearances, authorisations or approvals necessary for the purposes of the Restructuring, the Schemes and/or Admission have been obtained in so far as they are material to the Restructuring, the Schemes and/or Admission and neither the Restructuring, the Schemes nor Admission will have any material adverse consequences for the Group's Tax liability save as fairly disclosed in the Long Form Report.

SAFETY, HEALTH AND THE ENVIRONMENT

41. Each member of the Group (i) is in compliance with any and all applicable laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("ENVIRONMENTAL Laws"), (ii) has received all permits, licences or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) is in compliance with all terms and conditions of any such permit, licence or approval, except where such non-compliance with Environmental Laws, failure to receive required permits, licences or other approvals or failure to comply with the terms and conditions of such permits, licences or approvals would not, singly or in the aggregate, have a material adverse effect, except as described in the Schemes Document and the Prospectus.

42. There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, licence or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a material adverse effect, except as described in the Prospectus.

UK PENSIONS

43. Except for the pension and death in service schemes referred to in the Prospectus (each a DISCLOSED SCHEME), there is not in operation and no binding intention has been expressed and no agreement or commitment has been given to any director, former director, employee or former employee of the Company (or another member of the Group) or any of their dependants or any other person to continue, modify, change, improve, increase, enter into or establish, a material agreement, arrangement, custom or practice (whether legally enforceable or not) for any material payment of, or material payment of a contribution towards, a pension, allowance, lump sum or similar benefit on retirement or death for the benefit of a director, former director, employee or former employee of the Company (or another member of the Group) or any of their dependants. No power or discretion has been exercised under a Disclosed Scheme to increase materially any benefit which would not otherwise have been increased or provide any material benefit in respect of any director, former director, employee or former employee of the Company or any of their dependants or any other person which would not otherwise have been provided in respect of them as an entitlement under the rules of a Disclosed Scheme.

No Disclosed Scheme has been wound up, terminated or closed in whole or in part and no winding up has been triggered in relation to a Disclosed Scheme.

44. Except as set out in the Prospectus, no material contribution due to a Disclosed Scheme:

(a)      remains unpaid; or

(b) (insofar as the GEC 1972 Plan is concerned) has, since the date of the Actuarial Valuation, been made at a rate lower than that recommended in the Actuarial Valuation (where applicable). The employers will continue to pay contributions of 8.2% of pensionable earnings until 5 April 2003 and (subject to the draft schedule of contributions being signed in materially unchanged form) thereafter at the same rate.

45. As at the date of the Actuarial Valuation the GEC 1972 Plan was not in deficit in accordance with the minimum funding requirement prescribed under Sections 56 and 57 of the Pensions Act 1995. The Company believes that, as at the 5 April 2002, no statutory debt under section 75 of the Pensions Act 1995 would be placed on the Company if the GEC 1972 Plan were to wind up and the debt calculation be performed as at that date. No representation is made that this position will not alter, in particular as a consequence of a change to the GEC 1972 Plan's statement of investment principles, the investment performance its assets, the estimated costs of annuities or the level of retirements within the GEC 1972 Plan.

46. The Actuarial Valuation indicates that the GEC 1972 Plan was between 115% and 120% funded as at 5 April 2002 on an MFR basis. The actuarial valuation as at 6 April 1999 showed that the same plan was 121% funded on an MFR basis as at that date.

47. The trustees of each Disclosed Scheme have unencumbered legal title to each asset of the Disclosed Scheme.

48. In all material respects, the Disclosed Schemes have at all material times complied with and been administered in accordance with all applicable legislation, regulations and requirements (including the requirements of the Pension Schemes Office of the Inland Revenue, the Occupational Pensions Regulatory Authority, and the National Insurance Contributions Office). The Company and other members of the Group have, in all material respects, each complied with and are in compliance with all their obligations and duties (including statutory obligations) under and in respect of the Disclosed Schemes. So far as the Company is aware, no material reports have been made to the Occupational Pensions Regulatory Authority in respect of the Disclosed Schemes.

49. Other than as set out in the Prospectus, there are no material actions, suits or claims pending or threatened in respect of the Disclosed Schemes (other than routine claims for benefits). Other than as set out in the Prospectus, so far as the Company is aware there are no, and have not been any, matters or circumstances that could give rise to any material action, suit or claim.

50. The Restructuring will not trigger a change of control provision in respect of any Disclosed Scheme or other pension arrangement and there are no proposed changes to pension provision as a result of the Restructuring.

51. Other than as set out in the Prospectus, the Company and other members of the Group have no material liability in respect of pensions on past subsidiary and business sales. Other than as set out in the Prospectus, all bulk transfer payments from the UK Plan have been met.

52. The Prospectus describes fully and accurately the potential for a claim against the Company in respect of the deficits in the defined benefit pension plans in the United States.

U.S. PENSIONS

53. Each US Disclosed Benefit Plan has been maintained and administered in all material respects in accordance with its terms.

54. Each US Disclosed Benefit Plan that is intended to be a tax-qualified plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such US Disclosed Benefit Plan is qualified and exempt from United States Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked, and, to the knowledge of the Company, revocation has not been threatened; no event has occurred and no circumstances exist that would adversely affect the tax qualification of such US Disclosed Benefit Plan; and such US Disclosed Benefit Plan has not been amended since the effective date of its most recent determination letter in any respect that might adversely affect its qualification, materially increase its cost or require security under Section 307 of ERISA. It should be noted, however, that a cash balance feature has been added to one of the US Disclosed Benefit Plans, effective as of 1 April 2002, and such plan, as amended, will be submitted to the Internal Revenue Service for a determination letter within the permissible remedial amendment period under the Code.

55. Except as set forth in the Listing Prospectus, the Company does not maintain, sponsor or contribute to any post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company under which there is any material liability.

56. As at 30 September 2002, the present value of all benefits accrued under each US Disclosed Benefit Plan that is subject to the minimum funding standards of ERISA and the Code (excluding for these purposes any accrued but unpaid contributions) determined on a basis consistent with that used to fund the plans, and using the assumptions employed by the plans' enrolled actuary in funding such plans did not exceed the fair market value of the assets of such plans by more than US$34,200,000. As at 30 September, 2002 the aggregate unfunded liability of the Company and any Subsidiary in respect of all US Disclosed Benefit Plans which are unfunded, nonqualified benefit plans, computed using reasonable actuarial assumptions and determined as if all benefits under such plans were vested and payable as of such date, did not exceed US$1,150,000. The Company is not aware of any action having been taken or the occurrence of any other event, in either case since 30 September 2002, that would or might have a materially adverse effect on the funding position of any US Disclosed Benefit Plan.

SIGNIFICANT CHANGE

57. Since the Accounts Date, the Company and each other member of the Group has carried on its businesses in the ordinary and usual course, and there has been no material adverse effect or any development involving a prospective material adverse effect except as fairly disclosed in the Prospectus; and, since the Accounts Date, neither the Company nor any other member of the Group or any associate of the Company has, except as fairly disclosed in the Prospectus, entered into or assumed or incurred any contract, commitment, borrowing, indebtedness in the nature of borrowing, guarantee, liability (including contingent liability) or other obligation, or entered into any transactions not in the ordinary course of business in each case which could reasonably be expected to have a material adverse effect; and, except as described in the Schemes Document and/or the Prospectus, since the Accounts Date there has been no significant change in the financial or trading position of the Group.

LETTER TO PLC SHAREHOLDERS

58. The PLC Shareholders Letter does not contain any material untrue or inaccurate statement of fact or omit to state any fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading in any material respect, and all material expressions of opinion, intention, expectation, forecasts or estimates contained in such documents are honestly held and made after such inquiries (if any) as were reasonable. The PLC Shareholders Letter contains all particulars and information (if any) required by, and will comply with, the Companies Act, the FSMA and the Listing Rules (save for any derogations approved by the UK Listing Authority and items agreed by the UK Listing Authority to be non-applicable) and all other relevant laws and regulations of the United Kingdom.

                                   SCHEDULE 5

       SECTIONS IN THE SCHEMES DOCUMENT WHICH APPLY ONLY TO PLC AND WHICH

                ARE EXCLUDED FROM THE INDEMNITY IN CLAUSE 9.1(B)

- part I Section 2 Part C.2: sub-heading "plc Scheme", the paragraphs beginning with "The plc Scheme will compromise" and ending with the words "one of the Scheme Creditors of Corp."

-        part I Section 2 Part D.8: Waiver of plc Shareholder vote.

-        part III: The plc Scheme.

-        part IV Appendix 3: plc financial information to 30 September 2002.

- part IV Appendix 9 Parts III and IV: Excluded Claims (List of excluded claims under the plc Scheme and Explanation for exclusions at plc level).

-        part VI Notice B: Notice of plc Scheme Meeting.

-        part I, Section 1: Letter from Chairman of Corp and plc:

         (a) under the heading "Purpose of the Explanatory Statement", the sentence beginning with "The claims of plc Scheme Creditors will be compromised" and ending with the words "net of a reserve in respect of plc's Ongoing Costs" and the sentence "The liability of plc in respect of the claims of plc Scheme Creditors will be extinguished.";

         (b) under the heading "Schemes", sub-heading "plc Scheme", the paragraphs beginning with "plc proposes" and ending with the words "sanctioning of the plc Scheme";

         (c) under the sub-heading "plc stakeholders", the paragraphs beginning with "The plc Scheme will take effect" and ending with "would have had in a liquidation of plc", the paragraphs beginning "plc Scheme Creditors include creditors with" and ending with "in the interests of the general body of creditors" and the paragraphs beginning with "By the Termination Date" and ending with "Restructuring from plc Shareholders";

         (d) under the heading "Summary of principal terms of the Schemes", sub-heading "plc Scheme", the paragraphs beginning with "The mechanism for calculating" and ending with "through the First Initial Distribution";

         (e) under the heading "Summary of principal terms of the Schemes", sub-heading "plc Scheme", the paragraphs beginning with "In summary, each plc Scheme Creditor" and ending with "Scheme Consideration on a strictly pari passu basis"; and

         (f) under the heading "What happens if either or both of the Schemes do not become effective?", the sentence "The plc Scheme will not become effective unless the Corp Scheme becomes effective." and the sentence beginning with "If the Corp Scheme does", and ending with "commence an insolvency proceeding".

-        part I, Section 2, Part A.10: Directors, Senior Management and
         Employees:

         (a) under the sub-heading "Directors of plc", the paragraph beginning with "The current members of" and ending with "Werner Karl Koepf, Non-Executive Director, 61"; the paragraph beginning with "Derek Charles Bonham" and ending with "Accounting Standards Committee (UK)"; and

         (b) under the sub-heading "Share incentive plans", the paragraph beginning with "Due to plc's current share price" and ending with "plc Shares will be valueless".

- part I, Section 2.B: Background to and reasons for the Restructuring, the paragraph beginning with "The trading statement" and ending with "its shares for a day"; the paragraph beginning with "plc issued a second" and ending with "cost reduction measures".

- part I, Section 2, Part C.4: Summary of key actual and contingent claims, under the paragraph beginning with "Schedule 3 to the plc Scheme" and ending with "as well as other potential claims".

- part I, Section 2, Part C.5: under the sub-heading "Conditions to effectiveness of the Schemes", the paragraph beginning with "plc will not take" and ending with "provided such conditions are satisfied on or before 19 June 2003".

- part I, Section 2, Part C.7: Mechanics of the proposed Restructuring under the sub-heading "Worked Examples", the paragraph beginning with "Similarly, a Scheme Creditor" and ending with "x KCS".

-        part I Section 2, Part D.10: Share incentive plans:

         (a) under the sub-heading "Introduction", the paragraph beginning with "The Group" and ending with "plc Shares will have no value";

         (b) under the sub-heading "Impact of the proposed Restructuring", the paragraphs beginning with "Nil-cost Option Plans" and ending with "approximately L937.45 in cash"; and

         (c) under the sub-heading "Underwater Option Plans", the paragraph beginning with "The GEC Manager's 1984 Share Option Scheme" and ending with "no outstanding options or awards under it".

- part I, Section 2, Part D.11: Pensions: under the sub-heading "Description of the main Scheme", the sentence beginning "The executive directors of Corp" and ending with "UK Plan".

- part I, Section 2, Part D.22: Costs of the Restructuring, the paragraph beginning with "The categories of the costs" and ending with "meet plc's Ongoing Costs".

- part I, Section 2, Part D.23: Principal Subsidiary and associated undertakings, the paragraph beginning with "With the exception of Ancrane" and ending with "losses of plc Group as it will then be".

-        part I, Section 2, Part E.1: Material interests of Directors and
         Trustees:

         (a) under the sub-heading "Directors' service agreements and emoluments" the paragraph beginning with "Derek Bonham" and ending with "providing his services to plc)"; and

         (b) under the sub-heading, "Shareholdings and management incentives", the columns headed "Number of plc shares currently held" and "Percentage of plc Shares currently held".

-        part IV, Appendix 6: Insolvency Analysis:

         (a) under the sub-heading, "What happens if the Schemes are approved and become effective?", the columns headed " L equivalent in aggregate principal amount/number of New Shares" and "Estimated % recovery" in the "plc" section of Table 1;

         (b) under the sub-heading, "What happens if the Schemes are approved and become effective?", the column headed "Plc-[32,426] New Shares (see Table 1)" in Table 2;

         (c) under the sub-heading "What are the alternatives?", the sentence beginning with "As plc is not a trading company" and ending with "or a liquidation";

         (d) under the sub-heading "Liquidating administration analysis", the sentence beginning with "The assets of plc" and ending with "from subsidiaries";

         (e) under the sub-heading "Estimated outcomes from a liquidating administration", the sentence beginning with "Similarly, the return" and ending with "approximately 2 per cent."and the part of the sentence beginning with "the return to plc unsecured creditors" and ending with "less than 1 per cent.";

         (f) under the sub-heading "Estimated outcome from a trading administration", the sentence beginning with "Because plc is not" and ending with "liquidating administration or a liquidation (See
                  Section 1.6 above)"; and

         (g) under the sub-heading "Interim security", the sentence beginning with "The return to plc unsecured creditors" and ending with "less than 1 per cent.".

- part IV, Appendix 20: Litigation, under the sub-heading "Claims against the plc Group":

         (a) the paragraphs beginning with "plc and four" and ending with "Esprit de Corp described at paragraph 5 above. Potential liabilities in respect of the claim against plc will be compromised pursuant to the plc Scheme"; and

         (b) the paragraphs beginning with "In April 2002 Salomon" and ending with "Potential liabilities in respect of this claim are excluded from the Schemes.".

SIGNED by J. DEVANEY                  )
for and on behalf of                  )         J. DEVANEY
MARCONI CORPORATION PLC               )

SIGNED by C. HOLDEN                   )
for and on behalf of                  )         C. HOLDEN
MARCONI PLC                           )

SIGNED by [AUTHORIZED SIGNATURE]      )
for and on behalf of                  )         [AUTHORIZED SIGNATURE]
LAZARD BROTHERS & CO., LIMITED        )

SIGNED by MICHAEL TORY                )
for and on behalf of                  )         MICHAEL TORY
MORGAN STANLEY & CO. LIMITED          )

                                    CONTENTS

CLAUSE                                                                                                 PAGE
1.       DEFINITIONS AND INTERPRETATION.............................................................     2

2.       APPOINTMENTS...............................................................................     2

3.       ADMISSION AND APPROVAL.....................................................................     3

4.       DELIVERY OF DOCUMENTS......................................................................     4

5.       UNDERTAKINGS OF THE COMPANY PLC AND THE JOINT SPONSORS.....................................     4

6.       FEES, COSTS AND EXPENSES...................................................................     5

7.       REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE COMPANY AND PLC........................     7

8.       EXCLUSIONS OF LIABILITY....................................................................     8

9.       INDEMNITIES................................................................................     8

10.      TERMINATION................................................................................    11

11.      WITHHOLDING AND GROSSING-UP................................................................    13

12.      COMPLIANCE.................................................................................    14

13.      GENERAL PROVISIONS.........................................................................    14

14.      COUNTERPARTS...............................................................................    16

15.      NOTICES....................................................................................    16

16.      GOVERNING LAW AND JURISDICTION.............................................................    17

SCHEDULE 1 DEFINITIONS AND INTERPRETATION...........................................................    18

SCHEDULE 2 DELIVERY OF DOCUMENTS....................................................................    24

SCHEDULE 3 UNDERTAKINGS OF THE COMPANY AND PLC......................................................    28

SCHEDULE 4 REPRESENTATIONS AND WARRANTIES...........................................................    31

SCHEDULE 5 SECTIONS IN THE SCHEMES DOCUMENT WHICH APPLY ONLY TO PLC AND WHICH ARE
           EXCLUDED FROM THE INDEMNITY IN CLAUSE 9.1(B).............................................    42

                                  31 MARCH 2003

                                   MARCONI PLC

                             MARCONI CORPORATION PLC

                         LAZARD BROTHERS & CO., LIMITED

                          MORGAN STANLEY & CO. LIMITED

                      =====================================

                               SPONSORS' AGREEMENT

                      =====================================

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